UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2011

US GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 George Street, 3rd Floor

Toronto, Ontario, Canada  M5A 2N4

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 27, 2011, the board of directors of US Gold Corporation (the “Company”) elected William A. Faust as the Company’s Chief Operating Officer.  Mr. Faust’s tenure in that capacity will begin August 1, 2011.

Mr. Faust, age 60, has had a long career in the mining industry, beginning in 1979.  Immediately prior to his election as Chief Operating Officer, he served part-time as a consultant for the Company.  From April 2007 to June 2011, he served as the Chief Operating Officer/Senior Vice President — Operations, for Crystallex International Corporation, Inc.  In that position, he was in charge of operations, project development and Venezuelan corporate staff where he directed gold mining operations at three open pit mines, one underground mine and a process plant in Venezuela.  From May 2004 to March 2007, he served as Vice President — Operations for Nevada Pacific Gold Ltd., where he headed company operations and evaluation of mining prospects.  Nevada Pacific Gold was acquired by the Company in 2007 and its Magistral Mine in Sinaloa State, Mexico is presently owned by the Company through its subsidiary.  From March 2003 to April 2004, Mr. Faust was President — Mexico of Pan American Silver, Inc., where he headed an underground silver mine in Mexico and managed development of another open pit silver mine in Mexico.

Mr. Faust is a Vietnam veteran, having served in the United States Navy and Navy Reserve, where he held a variety of positions over a 26-year career.  He is a Registered Professional Engineer in New Mexico, and holds an MBA-Finance, Management from Western New Mexico University, a BS in Mining Engineering from New Mexico Tech and a BS in Civil Engineering from the University of New Mexico.

The Company and Mr. Faust entered into a written employment agreement (the “Agreement”) dated July 27, 2011 concurrent with his election as an officer.  Pursuant to the terms of the Agreement, Mr. Faust will serve a term commencing August 1, 2011 and until the Agreement is terminated in accordance with the provisions thereof.  He is compensated at the rate of $300,000 per annum and is entitled to receive options to acquire up to 300,000 shares of the Company’s common stock, which options are exercisable for a period of 10 years at a price equal to the closing sales price of the Company’s common stock on the New York Stock Exchange on the date that is 5 days following the earlier of the closing or termination of the Company’s proposed business combination with Minera Andes Inc.  The Agreement may be terminated by the Company immediately, with or without cause.  In the event the Company terminates the Agreement without cause, Mr. Faust is entitled to receive two months’ pay for each completed year of service for the Company, up to a maximum of 12 months from the date of termination.  Mr. Faust may terminate the Agreement for any reason; provided, however, that if he terminates the Agreement in connection with a change in control, he is entitled to receive three months’ pay for each completed year of service for the Company, up to a maximum of 24 months from the date of termination.  Notwithstanding the provisions of the Agreement, Mr. Faust will serve in his position with the Company at the will of the Company’s board of directors.

The description contained in this report is qualified in its entirety by reference to the Agreement, a copy of which is filed with this report as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure

On July 27, 2011, US Gold Corporation (the “Company”) issued a press release announcing the appointment of William Faust as Chief Operating Officer. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report:

	10.1	Employment Agreement between the Company and William A. Faust dated July 27, 2011

The following exhibits are furnished with this report:

	99.1	Press Release dated July 27, 2011

Cautionary Statement

With the exception of historical matters, the matters discussed in this report include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained therein.  Such forward-looking statements include, among others, statements regarding proposed transactions to which the Company may be party.  Factors that could cause actual results to differ materially from projections or estimates include, among others, decisions by third parties over which the Company has no control, precious metals prices, economic and market conditions and future drilling results, as well as other factors described in reports and other filings made by the Company with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update publicly any forward-looking statement made in this report.  Readers are cautioned not to put undue reliance on forward-looking statements.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

US GOLD CORPORATION

Date: August 2, 2011	By:	/s/ Perry Y. Ing
Perry Y. Ing, Vice President and Chief Financial Officer

Exhibit Index

The following is a list of the Exhibits filed or furnished herewith.

Exhibit
Number	Description of Exhibit

10.1	Employment Agreement between the Company and William A. Faust dated July 27, 2011

99.1	Press Release dated July 27, 2011